2nd AMENDMENT
CONSULTING AGREEMENT

                    THIS AMENDED CONSULTING AGREEMENT (the “Agreement”) is made as of the 2nd day of January, 2010 (the “Effective Date”).

BETWEEN:

ANAVEX LIFE SCIENCES CORP.
A Nevada State Corporation with an office at 27 Marathonos Ave., Athens Greece.

(hereinafter the “Company”)                OF THE FIRST PART

AND

Dr. Cameron Durrant (doing business as PHYS PHARMA LLC.
A New Jersey LLC with a mailing address of PO Box 423, Califon, NJ, 07830, USA)

(Hereinafter the “Consultant”)             OF THE SECOND PART represented by Dr. Cameron Durrant

(Hereinafter the “Consultant”).            OF THE SECOND PART

W I T N E S S E T H:

                    WHEREAS the Company and the Consultant entered into an Agreement dated May 20th, 2008, amended May 14th, 2009 and desire to amend the terms of the Agreement

                    WHEREAS the Consultant has developed considerable expertise in the field of Corporate and Strategic Business Development;

                    AND WHEREAS Consultant wishes to perform such services among others for and on behalf of the Company and the Company desires to obtain and apply the expertise of the Consultant to the Business of the Company.

                    NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration (the receipt of which is hereby acknowledged by each of the parties hereto) the parties make the arrangements and acknowledgements hereinafter set forth:

1.0        Consulting Services

The Company hereby retains the services of the Consultant as its Executive Chairman commencing as of the Effective Date for the “Term of Agreement” (as herein defined below). In this capacity, Consultant shall (i) devote necessary business time required to perform the services, (ii) devote his best efforts, skill, and energies to promote and advance the business and/or interest of the Company, and (iii) perform faithfully the duties assigned to him according to certain objectives to be decided by the Executive and the Board.

2.0        Term

2.1

The term of this Agreement shall be for a period of two (2) years, commencing on the 2nd day of January, 2010 and, subject to the termination provisions contained herein, shall terminate on the 1st day of January, 2012. This Agreement may be renewed for such subsequent term and with such amendments as may be mutually agreed to in writing from time to time by the Company and the Consultant.

3.0        Consultant’s Obligations

3.1	The Consultant agrees that during the term of this Agreement, he shall:

	a)	provide such of the Consulting Services to the Company in the manner as the Company and the consultant may reasonably agree from time to time in writing;

	b)	use such of his effort, skill, attention and resources to properly render the Consulting Services to the company;

c)

subject to the terms herein, provide materials relating to the Company’s business to persons requesting information about the Company in a manner consistent with the provisions of the Consulting Services;

	d)	Provide the Consulting Services on a basis which does not impair the activities and business interests of the Company;

e)

Perform the Consulting Services in accordance with all applicable laws, including but not limited to, applicable securities rules and regulations and the rules and policies of any stock exchange or stock quotation service on which the Company’s securities are traded or quoted.

3.2

The Company acknowledges that it is aware the Consultant has outside business activities, duties and financial interests. The Company agrees that the performance by the Consultant of such activities and duties and involvement in such financial interest shall not be construed as a conflict of interest of the Consultant’s obligations set out in this Agreement.

3.3	In the course of providing the Consulting Services hereunder, the Consultant shall be entitled to rely upon information received from the Company, and will so disclose this fact in all communications.

4.0        Company’s Obligations

4.1

The Company hereby agrees that during the term of this Agreement is shall provide, at the expense of the Company, the Consultant with such information, resources, financial record, document, product information and materials relating to the Company’s business as reasonably requested from time to time by the Consultant, and which the Company is willing to disclose and provide, in order for the Consultant to provide the Consulting Services in the manner contemplated by this Agreement.

5.0        Compensation

5.1	In full consideration of the Consultant's Services hereunder, the Company agrees to compensate the Consultant as follows:

a)

Pay the Consultant a monthly fee of $25,000, paid every month, effective which equates to $300,000 base over the course of 1 year. This base amount will be paid gross every calendar month and the Consultant will be responsible for all state and federal withholdings, his own medical/dental insurance, disability and life insurance. The monthly fee is to be paid by check or electronic transfer to Consultant at end of each calendar month commencing with first payment February 1, 2010.

b)

As per prior Consulting Agreement, Company has issued 400,000 common stock options of the Company at an exercise price of $2.50 per share. 200,000 options have vested upon execution of the 1st . Amended Agreement of May 14, 2009 with 50,000 options vested on August 14, 2009, 50,000 options vested on November 14, 2009. The remaining 100,000 options vest as two blocks of 50,000 on February 14, 2010 and 50,000 on May 14, 2010

c)	Previously, Company has issued 400,000 common stock options of the Company at an exercise price of $5.25 per share, vesting quarterly at 100,000 per quarter, with a term of three (3) years.

d)

Pay the Consultant a 4% finders bonus on up to the first $100 million and a 2% finders bonus on any amounts that exceed $100 million of any funding (joint-venture, licensing, and/or drug development funding) secured from non-investment banking enterprises as a direct result of introduction and closing by the Consultant. Payment due upon receipt of cash milestone payments to the Company.

6.0        Consideration

6.1        In the event of 7.1 or 7.2 as below the Consultant shall have sixty (60) days to exercise any vested options. Any options not exercised within sixty (60) days shall become void and of no further effect. All non-vested options and unearned shares at the time of termination or death shall become immediately void and of no further effect. All vested options will transfer to Consultants wife or other remaining family members upon Consultants’ death if within term of this Agreement.

7.0        Termination

7.1	Either party may at any time after the commencement date of this Agreement, terminate this Agreement by providing the other party with at least thirty (30) days written notice.

7.2

Either party may terminate this Agreement at any time with thirty (30) days notice to the other party if the other party becomes insolvent or commences proceedings or any proceedings are commenced against it under any bankruptcy, insolvency or creditor protector legislation or the other party does not remedy any breach of this Agreement within the time period allowed for in writing for the remedy of any such breach.

7.3	Upon termination of this Agreement, Consultant shall return to the Company all material that is the property of the Company.

8.0        General Terms

8.1

Any notice required or permitted to be given hereunder shall be given by hand delivery, facsimile transmission or by registered mail, postage prepaid, addressed to the parties at their respective addresses as set forth in this Agreement and any such notices given by hand delivery or by facsimile transmission shall be deemed to have been received on the date of delivery of transmission. Confirmed opening and receipt of email shall be deemed to be equivalent.

8.2

The provisions of this Agreement shall insure to the benefit of and be binding upon the Company and the Consultant and their respective successors and assigns. This Agreement shall not be assignable by either party without the prior written consent of the other party.

8.3

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understanding, negotiations and discussions, whether oral or written of the parties hereto in connection with the subject matter hereof. No supplement, modification, waiver or termination of this Agreement shall be binding, unless executed in writing by the parties to be bound thereby.

9.0        Issues Stock

All stock issued to the Consultant under the terms of the original Agreement will be returned to the Company and returned to treasury.

          IN WITNESS WHEREOF, each of the parties hereto has executed as of the date first herein above written.

COMPANY:

Anavex Life Sciences Corp.

By: _______________________________
       Harvey Lalach, President

CONSULTANT:

Phys Pharma LLC

By: _______________________________
       Cameron Durrant, Owner